UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2010

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Like other commercial banks, our wholly-owned banking subsidiary, Pacific Mercantile Bank (the “Bank”), maintains an allowance for loan losses (the “ALL”) at a level that is intended to be sufficient to absorb estimated losses inherent in the Bank’s loan portfolio. The sufficiency of the ALL is assessed on a quarterly basis and the ALL is increased as considered necessary to take account of (among other things) increased risks that may be caused by a deterioration in the condition of borrowers or in the estimated value of loan collateral or adverse changes in economic conditions. The amount of the ALL, as previously reported, was $17.2 million, or approximately 2.1% of the loans outstanding, at September 30, 2009.

On January 29, 2010, our Audit Committee held a meeting to review a recent finding by the Bank’s federal and state regulatory agencies relating to the Bank’s ALL. Those agencies concluded that, although they did not disagree with the quantitative factors used by us to assess the adequacy of the ALL at September 30, 2009, more consideration should have been given to certain qualitative factors in assessing the adequacy of the ALL as of September 30, 2009

Based on that regulatory finding, at its January 29, 2010 meeting our Audit Committee decided that the Bank’s ALL should have been approximately $3.3 million higher, or $20.5 million, rather than $17.2 million, at September 30, 2009 and, as a result, the Company’s previously filed unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2009, included in its Quarterly Report on Form 10-Q for the quarter then ended, can no longer be relied upon. Consequently, we intend to amend our September 30, 2009 Form 10-Q, as soon as reasonably practicable, to give effect to that $3.3 million increase in the ALL as of September 30, 2009. The Bank also is amending its Call Report for the quarter ended September 30, 2009 to reflect this same adjustment.

In arriving at its decision, the Audit Committee did consider recent trends that cause us to believe that the condition of the Bank’s loan portfolio is improving, as evidenced by: (i) a decline of approximately $5.0 million in loan delinquencies (loans past due from 1-89 days) to approximately $2.6 million, or 0.31% of total loans, at December 31, 2009 from $7.6 million, or 0.90% of total loans, at September 30, 2009, and (ii) a decline of approximately $8.0 million in non-accrual loans (which includes loans greater than 90 days past due) to approximately $52 million at December 31, 2009 from approximately $60.0 million at September 30, 2009.

However, there is no assurance that this positive trend will continue, as the future direction of the economy and the speed of the recovery remain uncertain. Moreover, we are not yet able to determine the extent of the impact that this trend will have on our future operating results. We also expect that the provision for loan losses will continue to represent a substantial expense for us, as non-performing loans will continue for some time to remain high relative to pre-recession levels.

The Audit Committee and members of our management have discussed the matters disclosed in this Current Report with Squar, Milner, Peterson, Miranda & Williamson, LLP (“Squar Milner”), the Company’s independent registered public accounting firm. Squar Milner has not audited or reviewed the aforementioned $3.3 million adjustment to the Bank’s ALL.

Management is also assessing the effect of this restatement on the Company’s internal control over financial reporting and its disclosure controls and procedures. Management does not expect to reach any conclusions with respect thereto until the restatement process has been completed.

Forward-Looking Statements

Any statements contained in this Current Report that refer to future events, trends in our business (such as the improving trend in non-performing loans discussed above) or other non-historical matters, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Often (although not always), forward-looking statements include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The information contained in such forward-looking statements is based on current information and assumptions about future events over which we do not have control and our business is subject to a number of risks and uncertainties that could cause our financial condition or actual operating results in the future to differ significantly from the expected financial condition or operating results or any recent or current trends that are set forth in those statements. A description of certain of those risks and uncertainties is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our quarterly and current reports thereafter filed with the Securities and Exchange Commission and readers of this report are urged to review the risk factors described in those reports.

We undertake no obligation to update any forward-looking statements that may be contained in this Current Report or the discussion of the risk factors and uncertainties contained in the above referenced Annual Report on Form 10-K and the quarterly and current reports filed thereafter, except as may be required by law or NASDAQ rules.

Item 7.01	Regulation FD Disclosure.

On February 1, 2010, we issued a press release with respect to the restatement described above. A copy of that press release is being furnished herewith as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is furnished herewith.

Exhibit No.	Description

99.1	Press Release issued February 1, 2010, announcing the restatement of Pacific Mercantile Bancorp’s previously filed unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: February 1, 2010	By:	/s/ NANCY A GRAY
Nancy Gray, Senior Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued February 1, 2010, announcing the restatement of Pacific Mercantile Bancorp’s previously filed unaudited consolidated financial statements as of and for the three and nine months ended September 30, 2009.

E-1